Exhibit 10.26
AMENDMENT AGREEMENT
This Amendment Agreement (“Amendment Agreement”), dated as of September 12, 2023, is made by and between Howard Schultz (“Founder”) and Starbucks Corporation (the “Starbucks”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Founder retired from Starbucks in June of 2018 and entered into the Retirement Agreement dated as of June 18, 2018, with Starbucks (the “Retirement Agreement”).
WHEREAS, Founder returned to Starbucks as interim chief executive officer in April of 2022, and his service as such ceased as of March 20, 2023 (the “Separation Date”) and Founder has continued to serve as a member of the Board of Directors of Starbucks (the “Board”), but intends to resign from the Board; and
WHEREAS, in consideration of Founder’s service and ongoing affiliation as Chairman Emeritus, Starbucks and Founder wish to amend the Retirement Agreement as set forth herein and agree that it continues in full force and effect as amended hereby.
NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be legally bound hereby, the Founder and Starbucks hereby agree as follows:
AMENDMENT AND AGREEMENTS
Amendment. Section 3 of the Retirement Agreement is hereby amended by adding a new paragraph (h) as follows: “(h) During the period from September 12, 2023 until the later of (i) the tenth anniversary of such date and (ii) the date on which any personal security concerns (as mutually determined by Founder and Starbucks in reasonable good faith) relating to Founder’s affiliation with Starbucks cease, Starbucks shall provide Founder with personal security services on the same basis as those provided for Founder’s benefit immediately prior to the Separation Date. Starbucks shall, during such period, conduct annual security studies and promptly provide such studies to Founder for his review, and shall increase personal security services as warranted by such studies. In the event of Founder’s death, his spouse shall be entitled to continue to receive personal security services on the same terms as described in this Section 3(h) through September 12, 2033.”
1.Choice of Law and Forum. This Amendment Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction in King County, Washington or the federal courts of the United States for the 9th Circuit.
2.Entire Agreement. The Retirement Agreement (and any other agreements incorporated therein, including the license contemplated by Section 5 of the Retirement Agreement), as amended hereby, represents the entire agreement and understanding between Founder and Starbucks concerning Founder’s retirement. No modification or waiver of this Amendment Agreement will be effective unless evidenced in a writing signed by both parties. This Amendment Agreement may be executed in one or more copies or counterparts and each such copy will constitute a duplicate original of this Amendment Agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement on the respective dates set forth below.

By	/s/ Howard Schultz
Howard Schultz

STARBUCKS CORPORATION:
By	/s/ Bradley E. Lerman
Name: Bradley E. Lerman Title: evp & general counsel